                                                                      EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE
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

                                                      YEAR ENDED DECEMBER 31,
                                                       1996      1995      1994
                                                    -------   -------   -------
                                                       (In thousands, except
                                                         per share amounts)
Primary:
  Weighted average shares outstanding                13,415    13,187    13,004

  Net effect of the assumed exercise of stock
   options - based on the treasury stock
   method using average market price                    192       192       248

  Assumed conversion of mandatory convertible
   subordinated debentures                              132       146       150
                                                    -------   -------   -------
                                                     13,739    13,525    13,402
                                                    =======   =======   =======

  Net income                                        $ 9,128   $11,802   $10,451

  Add effect on income of converting mandatory
   convertible subordinated debentures,
   net of related income taxes                           41        35        41
                                                    -------   -------   -------
                                                    $ 9,169   $11,837   $10,492
                                                    =======   =======   =======

  Earnings per share                                $  0.67   $  0.88   $  0.78
                                                    =======   =======   =======

Fully Diluted:
  Weighted average shares outstanding                13,407    13,186    13,009

 Net effect of the assumed exercise of stock
   options - based on the treasury stock
   method using year-end market price                   238       193       256

  Assumed conversion of all convertible
   subordinated debentures                              159        80       210
                                                    -------   -------   -------
                                                     13,804    13,559    13,475
                                                    =======   =======   =======

  Net income                                        $ 9,128   $11,802   $10,451

  Add effect on income of converting
   all subordinated debentures
   net of related income taxes                           49        45        56
                                                    -------   -------   -------
                                                    $ 9,177   $11,847   $10,507
                                                    =======   =======   =======

Earnings per share                                  $  0.66   $  0.87   $  0.78
                                                    =======   =======   =======

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